Exhibit 5.1

October 4, 2004

Neurogen Corporation
35 Northeast Industrial Road
Branford, Connecticut 06405

Re: Registration St ate ment on Form S-8 relating to the Issuance of Shares of Common Stock
Pursuant to the Neurogen Corporation 2000 Non-Employee Directors Stock Option Program

Ladies and Gentlemen:

We have acted as counsel to Neurogen Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 170,000 shares of the Company’s Common Stock, par value $.025 per share (the “Shares”), to be issued pursuant to the provisions of the Neurogen Corporation 2000 Non-Employee Directors Stock Option Program. We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

We are of the opinion that when:

(a) the applicable provisions of the Act and of State securities or blue sky laws shall have been complied with;

(b) the Company’s Board of Directors shall have duly authorized the issuance of the Shares; and

(c) the Shares have been duly issued and paid for in an amount not less than par value of $.025 per share, the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

RBW/RWM